Exhibit (i)
DECHERT LLP
1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

August 26, 2022

Board of Trustees, MainStay Funds Trust

51 Madison Avenue

New York, NY 10010

Re: MainStay Funds Trust

 (File Nos. 333-160918 and 811-22321)

Ladies and Gentlemen:

We have acted as counsel for MainStay Funds Trust (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of Investor Class, Class A, Class A2, Class C, Class I, Class R3, Class R6 and SIMPLE Class shares, as applicable, of MainStay MacKay Strategic Municipal Allocation Fund, MainStay MacKay Short Term Municipal Fund, MainStay CBRE Global Infrastructure Fund, MainStay CBRE Real Estate Fund, MainStay Defensive ETF Allocation Fund, MainStay Conservative ETF Allocation Fund, MainStay Moderate ETF Allocation Fund, MainStay Growth ETF Allocation Fund and MainStay Equity ETF Allocation Fund, par value $0.001 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and Post-Effective Amendment No. 175 to the Registration Statement under the 1933 Act, and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its Amended and Restated By-Laws.

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into series and classes, all in accordance with the Trust’s Amended and Restated Declaration of Trust, proposed to be sold pursuant to Post-Effective Amendment No. 175 to the Registration Statement, filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of Post-Effective Amendment No. 175 and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in Post-Effective Amendment No. 175, will be legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 175 to the Registration Statement, and to the use of our name in the Trust’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 175 to the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP